Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2010 relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, of Information Services Group, Inc. and of our report dated March 27, 2008 relating to the consolidated financial statements and financial statement schedule of Technology Partners International, Inc. and Subsidiaries, which each appear in Information Services Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

August 13, 2010